Exhibit 99.1

Contact Clare Eckert: 401-855-2601
ceckert@auxilioinc.com

AUXILIO Reports Third Quarter 2013 Financial Results
The Company Delivers Significant Year-Over-Year Revenue and Margin Growth

Mission Viejo, CA – November 14, 2013 – AUXILIO, Inc. (OTCBB: AUXO), the nation’s pioneer and leading Managed Print Services (MPS) company for health care, today reported financial results for its quarter ended September 30, 2013.

“Our strong financial performance year-over-year and sequential revenue growth is due to significant increases in our recurring revenue base and margin improvement after successfully implementing 54 new MPS programs in 2012 and 2013,” stated Joseph J. Flynn, president and CEO of AUXILIO, Inc.  “In addition, we are continuing to expand business with our current customers, which is indicative of the confidence we have earned and the effectiveness of our MPS program to drive out costs for hospitals and hospital systems. The traction we have gained in the market should position us well to capitalize on new business opportunities in our pipeline.”

Financial Results

For the Three Months Ended September 30, 2013

For the three months ended September 30, 2013, AUXILIO reported recurring service revenues increased by $1.3 million from existing and expanded contracts.  Total revenues increased by approximately $2 million to $10.8 million, as compared to the same period in 2012. Equipment revenues were $1 million as compared to approximately $200,000 for the same period in 2012 due to copier fleet refresh activities at two customer accounts. Cost of revenues was $8.6 million for the three months ended September 30, 2013, as compared to $7.4 million for the same period in 2012. The increase is attributed to the service costs to support new and expanded recurring service contracts and the increase in new equipment placed. Gross profit for the third quarter of 2013 was $2.2 million or 21% of revenues, compared to $1.4 million or 15% of revenue for the same period of 2012. This improvement is a result of the increase in recurring service revenue and margin improvements from existing accounts.

Operating expenses for the third quarter of 2013 were $1.4 million, compared to $1.7 million in the same period of 2012. Net income for the third quarter of 2013 was $811,000 or $0.04 per share, compared to a net loss of $660,000 or $0.03 per share, in the same period of 2012. AUXILIO improved its non-GAAP measure of adjusted income from operations in the third quarter of 2013.  Excluding $93,000 in charges related to stock based compensation, we achieved $950,000 or 9% of revenue compared to a loss of $180,000 or 2% of revenue after excluding charges of $92,000 related to stock-based compensation and $68,000 in charges related to stock granted for marketing activities, in the same period last year.  We do not expect the non-GAAP measure of adjusted income from operations as a percent of revenue to stay this high over the next couple of quarters due to anticipated new account implementations.

For the Nine Months Ended September 30, 2013

For the nine months ended September 30, 2013, the company reported revenues of $31 million, an increase of 19% when compared to $26 million in the same period in 2012.  Recurring service revenues increased 27% from new contracts and expanded contracts; however offsetting this increase were lower revenues from some accounts related to rate reductions from renewals. Cost of revenues was $25 million, as compared to $23 million for the same period in 2012. The increase in the cost of revenues is attributed primarily to staffing and service costs to support the new and expanded recurring service contracts. Gross profit for the first nine months of 2013 was $5.4 million, or 18% of revenues, compared to $3.1 million or 12% for the same period of 2012. Operating expenses for the first nine months of 2013 were $4.5 million, compared to $4.8 million in the same period of 2012. Net income for the first nine months of 2013 was $679,000, or $0.03 per share, compared to a net loss of $2.3 million or $0.12 per share, in the same period of 2012.  After excluding charges of $409,000 related to stock-based compensation and $190,000 in charges related to stock granted for marketing activities, non-GAAP measure of adjusted income from operations for the nine months ended September 30, 2013 was $1.6 million or 5% of revenue compared to a loss of $1.1 million or 4% of revenue after excluding charges of $304,000 related to stock-based compensation and $272,000 in charges related to stock granted for marketing activities in the same period of 2012.

At September 30, 2013, our cash and cash equivalents were $3.1 million. During the nine months ended September 30, 2013, our cash provided by operating activities amounted to $1.1 million, as compared to $1.0 million used for operating activities for the same period in 2012.  The improvement in cash provided by operating activities in 2013 is primarily a result of improved margins being generated from our recurring service revenue contracts. The cash used for operating activities for 2012 was primarily due to the costs incurred to implement new recurring service revenue contracts.

Paul Anthony, CFO of AUXILIO, stated: “This quarter marks a full year of positive adjusted income from operations. We attribute our strong financial performance to the number of new contracts and implementations executed over the last two years, and our ability to improve margins over time. Although we don’t expect earnings to increase at the current rate due to on-boarding costs we expect to incur with anticipated new business growth, we feel our company is in a good position to absorb new accounts without compromising our ability to turn a profit.”

Conference Call Information
The company will host its third quarter 2013 financial results conference call today at 2 p.m. PT / 5 p.m. ET, the details for which follow. To access the call in the U.S. please dial 1-877-941-2068 and for international calls, dial 1-480-629-9712 approximately 10 minutes prior to the start of the conference. The conference ID is 4646558. The conference call will also be broadcast live over the Internet and available for replay for 15 days at www.auxilioinc.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 1-877-870-5176 and internationally, 1-858-384-5517. Enter access code 4646558.

About AUXILIO, Inc.
AUXILIO, Inc. is the pioneer of Managed Print Services for the health care industry, working exclusively with hospitals and hospital systems throughout the United States. We are vendor independent and provide intelligent solutions, a risk free program and guaranteed savings. AUXILIO assumes all costs related to print business environments through customized, streamlined and seamless integration of services at predictable fixed rates that are unmatched in the industry. We work collaboratively to assist our health care-partners in the delivery of quality patient care. The service and solutions provided by our on-site Centers of Excellence professional print strategy consultants deliver unparalleled customer service across the industry. For more information about AUXILIO, visit www.auxilioinc.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of AUXILIO, Inc. that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. AUXILIO, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Tables to Follow

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2013	DECEMBER 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,101,018	$2,190,972
Accounts receivable, net	4,402,035	4,693,660
Supplies	1,113,459	1,059,730
Prepaid and other current assets	316,825	52,113
Total current assets	8,933,337	7,996,475

Property and equipment, net	172,765	227,004
Deposits	34,413	36,288
Loan acquisition costs	73,089	159,036
Goodwill	1,517,017	1,517,017
Total assets	$10,730,621	$9,935,820

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$5,491,560	$5,579,720
Accrued compensation and benefits	1,244,469	1,558,539
Line of credit	400,000	528,486
Deferred revenue	884,737	902,542
Convertible notes payable, net of discount of $117,500 at September 30, 2013	1,682,500	-
Current portion of capital lease obligations	71,274	88,645
Total current liabilities	9,774,540	8,657,932

Long-term liabilities:
Convertible notes payable, net of discount of $223,250 at December 31, 2012.	-	1,576,750
Capital lease obligations less current portion	54,900	79,358
Total long-term liabilities	54,900	1,656,108

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, par value at $0.001, 33,333,333 shares authorized, 20,219,954 and 19,818,643 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	20,221	19,820
Additional paid-in capital	23,091,704	22,491,361
Accumulated deficit	(22,210,744)	(22,889,401)
Total stockholders’ equity (deficit)	901,181	(378,220)
Total liabilities and stockholders’ equity (deficit)	$10,730,621	$9,935,820

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Revenues	$10,806,614	$8,782,198	$30,699,794	$25,894,518
Cost of revenues	8,577,029	7,430,296	25,250,930	22,793,565

Gross profit	2,229,585	1,351,902	5,448,864	3,100,953

Operating expenses:
Sales and marketing	469,632	791,712	1,655,988	2,043,465
General and administrative expenses	903,600	899,318	2,830,329	2,742,056

Total operating expenses	1,373,232	1,691,030	4,486,317	4,785,521

Income (loss) from operations	856,353	(339,128)	962,547	(1,684,568)

Other income (expense):
Interest expense	(102,987)	(126,880)	(336,490)	(341,261)
Interest income	-	-	-	299
Other income	80,000	-	80,000	-
Change in fair value of derivative liabilities	-	(194,000)	-	(279,000)

Total other income (expense)	(22,987)	(320,880)	(256,490)	(619,962)

Income (loss) before provision for income taxes	833,366	(660,008)	706,057	(2,304,530)

Income tax expense	(21,900)	-	(27,400)	(1,600)

Net income (loss)	$811,466	$(660,008)	$678,657	$(2,306,130)

Net income (loss) per share:
Basic	$.04	$(.03)	$.03	$(.12)
Diluted	$.04	$(.03)	$.03	$(.12)

Number of weighted average shares:
Basic	20,197,222	19,595,309	20,163,444	19,537,823
Diluted	21,073,171	19,595,309	21,039,393	19,537,823